Exhibit 99.1

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EDITED TRANSCRIPT
ALIM - Q1 2015 Alimera Sciences Inc Earnings Call

EVENT DATE/TIME: MAY 07, 2015 / 08:30PM GMT

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MAY 07, 2015 / 08:30PM GMT, ALIM - Q1 2015 Alimera Sciences Inc Earnings Call

CORPORATE PARTICIPANTS
Rick Eiswirth Alimera Sciences, Inc. - COO and CFO
Dan Myers Alimera Sciences, Inc. - President and CEO

CONFERENCE CALL PARTICIPANTS
Caroline Corner Cantor Fitzgerald - Analyst
Frank Breeze Laidlaw & Co. - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to Alimera Sciences first-quarter 2015 earnings conference call. (Operator Instructions) As a reminder, this conference call is being recorded. At this time I would like to hand the conference over to Mr. Rick Eiswirth, Chief Financial Officer and Chief Operating Officer. Sir, you may begin.

Rick Eiswirth - Alimera Sciences, Inc. - COO and CFO

Thank you. Good afternoon, everyone, and welcome to the Alimera Sciences conference call to update you on our progress with ILUVIEN, our sustained-release intravitreal implant for diabetic macular edema, or DME, and to review our first-quarter 2015 financial results. A press release regarding these results was issued this afternoon, and is available on our website. On the call with me today is Dan Myers, our President and Chief Executive Officer.

Before we begin our prepared remarks, I would like to remind you that various statements we make during this call about the Company's future results of operations and financial position, business strategy, and plans and objectives for Alimera's future operations are considered forward-looking statements within the meaning of the federal securities laws. Our forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions, and uncertainties. These risks are described in the risk factors and management's discussion and analysis of financial conditions and results of operations sections of Alimera's annual report on Form 10-K for the fiscal year ended December 31, 2014, which is on file with the SEC and available on the SEC's and Alimera's websites. We encourage all investors to read these reports and our other SEC filings. All of the information we provide on this conference call is provided only as of today, and we undertake no obligation to update any forward-looking statements we may make on this call on account of new information, future events, or otherwise. Please be advised that today's call is being recorded and webcast.

Additionally, the non-GAAP financial measures of adjusted cost of goods sold, adjusted gross margin, adjusted net loss attributable to common stockholders, and adjusted net loss attributable to common stockholders per common share will be discussed on this conference call. A reconciliation of these measures to GAAP can be found in our press release which is available on the SEC's and Alimera's websites.

Now, I would like to turn the call over to Dan Myers.

Dan Myers - Alimera Sciences, Inc. - President and CEO

Thanks, Rick, and thanks to everyone for joining our first-quarter 2015 conference call. With the recent launch of ILUVIEN in the US market as well as our expansion in Europe, this is an exciting time to provide you with a comprehensive business overview. After my comments I will pass the call back over to Rick who will discuss in more detail our financial and operational results. We'll then open up the call for questions.

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MAY 07, 2015 / 08:30PM GMT, ALIM - Q1 2015 Alimera Sciences Inc Earnings Call

This is our first call with reportable the US revenue, and I'm pleased to report that we achieved solid results with our entry into the US. Overall we had a strong start to 2015 across the Company with first-quarter total sales of $3.9 million, an increase of 86% compared to the same period a year ago. Obviously, launching ILUVIEN commercially in the US was a tremendous milestone for Alimera and we're excited about the potential going forward.

Our US sales, reimbursement, and medical teams began calling on accounts in February. As a result of the field team's efforts, we recognized $2.4 million in US sales during the quarter. While those sales numbers include some inventory billed for our specialty distributors, the majority of units were sold further downstream to end-users. Now, one month into the second quarter that inventory has turned over to demand from physicians more than doubling from March to April.

Awareness of ILUVIEN and the marketplace continues to grow and our presence in the general media and ophthalmology press has been significant. Physicians are writing about ILUVIEN in the ophthalmology journals, and we are seeing more local network news coverage on the uniqueness of ILUVIEN for patients suffering from the debilitating effects of diabetic macular edema.

Early adopters in the US are already seeing the clinical benefits that ILUVIEN has been demonstrated in Europe. Just this week at the Association for Research in Vision and Ophthalmology meeting, both US and European physicians presented cases on the clinical efficacy of ILUVIEN in commercial settings to their colleagues that were equal to or better than what we saw in our clinical trials. These cases highlight the role that a low-dose continuous delivery steroid can bring to the market, and we hope to build on this foundation to support our continued growth in the DME market.

We believe an early indicator of physician interest in making ILUVIEN part of a DME treatment paradigm is physician enrollment in our AccessPlus program, which provides reimbursement support to the retina practice. We have seen significant growth in the number of physicians who have enrolled themselves in the program with approximately 650 patients enrolled today compared to the 270 enrolled physicians when we last spoke in March. This represents about 35% of the total registered retinal physicians in the US.

Further, we believe a leading indicator of the availability of patients and physician usage is the initiation of benefit investigations by physician practices. An integral component of the buy-and-bill process is to engage with carriers in advance to learn if a patient is eligible for coverage. Our AccessPlus program provides the physician practice with essential resources to do this. Although eligibility does not guarantee payment to a practice, because paperwork has to be filled out correctly and timely, it does mean that the physician has identified a specific patient that is a viable candidate for ILUVIEN. We have seen significant growth in patients enrolled in our AccessPlus program. 102 benefit investigations were completed during the four weeks ended April 3, increasing to 165 new investigations during the four weeks ended May 1. And for the year, 395 benefit investigations have been completed with coverage available in 98% of the cases.

This coverage is a result of the broad acceptance ILUVIEN has received from commercial carriers with posted policies being positive in support of ILUVIEN usage. We have unlabeled coverage in 85% of the top-40 commercial insurance accounts, representing 154 million insured lives. Our reimbursement team has been doing job communicating clinical and economic benefit of ILUVIEN to payers. Despite these early signs of success however, we do expect to see some hurdles with the early adoption of ILUVIEN over these initial months of launch. Understanding the launch and uptake of a retinal product is not a simple task, and I'd like to take a few moments to provide some perspective.

As you may recall, physicians are mostly purchasing ILUVIEN on a buy-and-bill basis. Essentially, this means the physician is paying for ILUVIEN and then seeking reimbursement from either the Centers for Medicare and Medicaid Services or the commercial payers. This process of receiving payment can be slow and represents a risk to the practice. This is not an issue of coverage because I explained earlier this looks very good for us. Instead, it's an issue of inconsistent processing of claims by both physician practices and the carriers. These processing issues are caused by ILUVIEN not currently having a J-code, which then can lead to a protracted adjudication process.

Currently, practices have limited visibility to the payment of their claims or their colleagues. And further, with an $8800 price tag, a missed payment is substantial. The comfort level of practices would be higher if ILUVIEN already had a J-code, but as the process works we will not have our J-code until January of 2016. The use of an unclassified J-code in this, quote, wait-and-see approach by our customers is not unusual.

Despite this issue, we are seeing the early success noted above and practices are eager to know who has been paid and by which insurance carriers to alleviate their reimbursement concerns so they can focus on the benefits of using ILUVIEN for their patients.

Both clinical efficacy and reimbursement are critical hurdles we need to clear for the retinal community to fully embrace ILUVIEN, but I feel confident in our ability to do so. Each day new physicians who understand the need for ILUVIEN in their patient population are trying ILUVIEN and testing the sometimes turbulent waters of reimbursement.

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MAY 07, 2015 / 08:30PM GMT, ALIM - Q1 2015 Alimera Sciences Inc Earnings Call

I'd like to now turn to our European business and share some key highlights. In the United Kingdom, we've seen significant growth over the year ago quarter with our injection rate more than doubling in comparison. In fact, each month has doubled from its respective month a year ago. Our UK team has been able to generate expanding interest in ILUVIEN through further education on ILUVIEN's role in the treatment paradigm by directly building center-specific treatment pathways with the clinical teams. This activity clearly identifies the place for ILUVIEN in management of patients who are insufficiently responsive to other available therapies consistent with our European label.

In a number of key centers we have worked directly to support audits to identify potential patients and ensure assessment for ILUVIEN. The focus is clearly on those patients who are pseudophakic, in line with the restrictive National Institute of Clinical Excellence recommendation. As a result of this added clarity, we are seeing strong growth in the use of ILUVIEN, together with the publication of an increasing number of case series confirming ILUVIEN's impact on patients' lives. We ended the first quarter achieving our highest monthly sales volume in March in the UK, and we now have a good start into the second quarter.

We are also very pleased to announce the launch of ILUVIEN in Portugal in the first quarter this month with month over month growth of sales, albeit limited number of units. Although we have a national price agreement in Portugal, a gating factor in adoption is placement on hospital formularies, which typically requires negotiation of a discounted hospital level.

This is a tedious and bureaucratic process -- I apologize, I am fighting trying to fight a desperate cold here, so I may let Rick -- if you might, Rick, just continue for a moment. I'm going to grab some water here.

Rick Eiswirth - Alimera Sciences, Inc. - COO and CFO

Sure. This is a tedious and bureaucratic process delayed by a local controversy surrounding the hepatitis C drug's Sovaldi. This high-priced drug affected us as well as other pharma companies, causing negotiation delays. We were able to secure placement in two public hospitals early in the second quarter leading to April sales that equaled the cumulative total in Portugal for the first quarter. Over the remainder of 2015 we are targeting the implementation of ILUVIEN in a total of 26 hospitals in Portugal. In Germany, our sales in the first quarter remained flat but with a small but consistent base of users.

We remain enthusiastic about the market opportunity but have to consider 2015 a relaunch for ILUVIEN in Germany. It would be safe to say that over the last two years we were not successful in engaging with key opinion leaders to advocate ILUVIEN usage in Germany. In March, at the ophthalmologists' academy of Germany meeting in DA1/4sseldorf, our new German team hosted at advisory board dinner with some carefully chosen German key opinion leaders, along with Dan and myself and attendance. The goal was to garner feedback on the image of ILUVIEN in the marketplace, identify hurdles to adoption, and to have them provide us with their thoughts on what actions we should take in light of the changing market access environment. The German team continues to regularly engage with these physicians in the field to build a stronger network of educated and supportive key opinion leaders, and their insights have formed the basis of our plans.

As the first quarter came to end, we refocused our resources on the key areas, namely gaining inclusion of ILUVIEN into reimbursement contracts, broadening the base of experience through a short-term period of sampling, and addressing the commercial attractiveness of ILUVIEN through other intravitreal products, both in the hospital and for office-based ophthalmology. In all three areas we are making progress and look forward to updating you at the end of the second quarter.

Separately, we recently received marketing approval in Poland, making the 17th European country that we received approval in and completes our secondary filing in Europe. With these approvals, we have a large market opportunity internationally to expand our business, and provide patients with an effective and long-acting treatment option for DME.

Turning to our financial results for the first quarter of 2015, we see that our net revenue increased $1.8 million, or 86% to $3.9 million compared to $2.1 million in the prior year period. The increase is primarily attributable to US sales of $2.4 million in the quarter following the US launch, offset by a decrease in German sales.

Cost of goods sold decreased by approximately $280,000, or 50% to $280,000 for the first quarter of 2015 compared to $560,000 in the first quarter of 2014. This increase was primarily attributable to inventory reserves taken in the first quarter of 2014 associated with lower than expected sales in Germany, offset by an increase in cost of goods sold in the first quarter of 2015 primarily associated with the initial sales in the US.

For the first quarter of 2015, research and development expenses increased by approximately 18% to $3.3 million compared to $2.8 million in the prior-year period. The increase is primarily attributable to increases in personnel costs relating to a US medical science liaison team hired following FDA approval of ILUVIEN in the fourth quarter, in addition of scientific study costs for both our ongoing open label registry study in the EU and a chart review study based in the US aimed to help physicians understand the appropriate time to prescribe their patients ILUVIEN.

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MAY 07, 2015 / 08:30PM GMT, ALIM - Q1 2015 Alimera Sciences Inc Earnings Call

General and administrative expenses in the first quarter of 2015 increased approximately 24% to $3.6 million compared to $2.9 million in the prior-year period. This increase was primarily attributable to an increase in headcount as well as fees related to an audit of our internal controls over financial reporting that occurred during the three months ended March 31, 2015.

For the first quarter of 2015, sales and marketing expenses increased approximately 115% to $7.1 million compared to $3.3 million in the prior-year period. The increase in sales and marketing expenses was primarily attributable to personnel, promotional, and reimbursement activity associated with the US launch of ILUVIEN.

GAAP net loss applicable to common stockholders in the first quarter of 2015 was $9.8 million, or $0.22 per share compared with a GAAP net loss attributable to common stockholders of $20.8 million or $0.58 per share for the first quarter of 2014. GAAP net loss attributable to common stockholders for the quarters ended March 31, 2015, and 2014, was affected by certain non-cash items including changes in the fair value of a derivative warrant liability, unrealized foreign currency gains and losses, and reserves for potential inventory expiration.

Excluding the non-cash items and certain items that are expected to be nonrecurring in nature, non-GAAP adjusted net loss attributable to common stockholders was approximately $12.2 million for the quarter ended March 31, 2015, compared to non-GAAP adjusted net loss attributable to common stockholders of approximately $7.1 million for the quarter ended March 31, 2014. Non-GAAP adjusted net loss per share for the quarters ended March 31, 2015, and 2014, was $0.27 and $0.20 per share, respectively.

GAAP net loss per share and non-GAAP adjusted net loss per share for the quarter ended March 31, 2015, was based on 44.4 million weighted average shares outstanding. GAAP net loss per share and non-GAAP adjusted net loss per share for the quarter ended March 31, 2014, was based on 35.9 million weighted average shares outstanding.

As of March 31, 2015, Alimera had cash and cash equivalents of approximately $61.3 million compared to approximately $76.7 million as of December 31, 2014. Our cash burn of approximately $15.4 million for the quarter was impacted by a significant increase in accounts receivable in the US due to the extended terms provided to our distributors and further downstream to the end customer, as well as a $2 million milestone paid related to the ILUVIEN approval by the US FDA.

With that, I will turn to call back over to Dan for closing comments.

Dan Myers - Alimera Sciences, Inc. - President and CEO

Actually, we will take questions at this point. Again, I apologize. I fought a cold for three days now. Thank you, Rick, for covering my other comments. So, operator, now we will open it up for questions.

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MAY 07, 2015 / 08:30PM GMT, ALIM - Q1 2015 Alimera Sciences Inc Earnings Call

QUESTION AND ANSWER

Operator

(Operator Instructions)

Caroline Corner, Cantor Fitzgerald.

Caroline Corner - Cantor Fitzgerald - Analyst

Congratulations on the progress especially in light of the payer challenges and your J-code -- all good news. First question, just to potentially ask you to repeat something. You said there were 102 different conversations in the four weeks ending April 3, and 106 five in the four weeks ending May 1. Those were physicians reaching out to payers? I'm sorry, I missed that.

Rick Eiswirth - Alimera Sciences, Inc. - COO and CFO

No. So Caroline, what those are, those are benefit investigations. So through our AccessPlus hotline, when a physician identifies a potential candidate for ILUVIEN, they will use our AccessPlus hotline to help us do an investigation of what benefits or what insurance coverage that patient has available. So 102 of those were initiated in the four weeks ended April 3, and then 165 in the four-week period ending May 3. So you can see an increase. We believe that's an indicator -- it's not absolute because sometimes a doctor doesn't necessarily complete that, or sometimes and investigation is done outside of our system. But that's an indicator that a physician is identifying a specific candidate for ILUVIEN where they would use it. And typically that would lead to a sale.

Caroline Corner - Cantor Fitzgerald - Analyst

Got it. And then the J-code is going to be effective January 2016? That's already applied for, ducks are in a row, etc.?

Rick Eiswirth - Alimera Sciences, Inc. - COO and CFO

That's correct. That should be in place January 1, 2016.

Caroline Corner - Cantor Fitzgerald - Analyst

Okay. Great. And then when your salesforce is out there communicating with smaller practices -- ones that can't as easily eat the $8,800 price tag for a long time period, are you getting any feedback from doctors saying they are going to wait for that J-code? Is there a bolus of smaller doctors that we would expect once the J-code is in place that would be more likely to try, then?

Rick Eiswirth - Alimera Sciences, Inc. - COO and CFO

Yes. So I think there are three different things to consider in that discussion. I think, first of all, you certainly will have some physicians that will just wait to get the J-code next year, because there are some alternative products available to them. I think others as we addressed in the conversation will -- work more of the wait-and-see attitude. And what they are waiting for is to see that some of their colleagues, maybe in a larger practice, that those reimbursement payments are coming through. As Dan alluded to in the comments, we have seen some Medicare claims be paid already and some in the managed care organizations. But we are still early. I think even our earliest sales -- some of those haven't even been outstanding more than 90 days, and we sort of planned for about 120-day adjudication process the way we set up the terms with the doctors.

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MAY 07, 2015 / 08:30PM GMT, ALIM - Q1 2015 Alimera Sciences Inc Earnings Call

So think over the course of the second quarter, we will see more of our end customers getting paid, and then some of that word will spread and influence practices that may be on the fence. And then the other option some of these smaller practices have is the availability to use a specialty pharmacy. When they go through the AccessPlus hotline if they don't want to do the buy-and-bill model and take the risk themselves, they can work through a specialty pharmacy. So in effect they would write a prescription and that prescription with be filled, and then the pharmacy would deal with that risk. But those pharmacies typically worked very closely with the managed care associations and they can be assured a payment.

Caroline Corner - Cantor Fitzgerald - Analyst

Okay. And in the US market are you seeing any evidence with Regeneron out there, and they have Eylea for DME as well, they said on their call today that they are trying to increase DME awareness and just let these patients know that there are options for treatment. Are you seeing any effect there positively for your product? Just that patients are actually seeking solutions rather than just suffering through?

Dan Myers - Alimera Sciences, Inc. - President and CEO

Caroline, I'll try to take that one myself. Again, I appreciate Rick covering most of this for us. We actually had some meetings at the ARVO meeting that I referenced in my comments, and we discussed that with some of the members of our scientific advisory board as well as others on the ad comm. And we continue to hear that DME represents about 40% of their practice, so it's a significant number. I am aware of the comments that you heard and certainly I can't opine on those, but we don't at this point have any concern that, certainly, in the early launch when you are trying to identify the patients, that the patient population issue will be an impediment to our numbers in the first year or so. I think there is a significant number of patients that doctors are beginning to realize respond to anti-VEGF therapy in the DME area as they did in wet AMD. And so while in general that may be a statement about DME, I think for the patients we will see early on as patients for ILUVIEN, that's not a concern I have.

Caroline Corner - Cantor Fitzgerald - Analyst

Okay. Very good. And Portugal, you said that a gating factor has been hospital formularies but you are in two hospitals now. Your April sales were equivalent to first-quarter sales in Portugal. Did you also say that 26 hospitals is the goal market?

Dan Myers - Alimera Sciences, Inc. - President and CEO

That's correct. There's about 26 of the more significant hospitals in Portugal that we would expect to and are targeting to get on their formulary between now and the end of the year.

Caroline Corner - Cantor Fitzgerald - Analyst

Okay. Great. Thank you very much for taking my questions.

Operator

(Operator Instructions)

Jim Molloy, Laidlaw & Co.

Frank Breeze - Laidlaw & Co. - Analyst

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MAY 07, 2015 / 08:30PM GMT, ALIM - Q1 2015 Alimera Sciences Inc Earnings Call

This is actually Frank Breeze on for Jim. Thanks for taking the question. I was just wondering are there any -- from the US launch -- anecdotal stories that you guys have been hearing?

Dan Myers - Alimera Sciences, Inc. - President and CEO

Frank, can you elaborate a little more on the question?

Frank Breeze - Laidlaw & Co. - Analyst

Just basically anything -- basically how is the three years resonating so far versus the three months? Any feedback from stories of maybe from patients that are actually benefiting?

Dan Myers - Alimera Sciences, Inc. - President and CEO

Well, I think as I said in my comments, we've had, I think for ophthalmology especially, an unusually high amount of just general media coverage because, obviously, diabetes resonates with the entire US population. Most people either have someone or know someone with diabetes. So I think we've seen a lot of general media coverage around the uniqueness of a 3-year therapy. So I think from maybe disconnecting the patient perspective, we have seen quite a bit of interest around a 3-year therapy because clearly if a patient has a choice between getting a needle stuck in their eye every month or even every 3 months versus once every 3 years, I think that's a pretty obvious answer what the patient would prefer. So in general we've of course gotten a lot of anecdotal response from patients and chat lines that three years is a welcome opportunity for patients to be treated for DME.

I think the flipside, when you talk about versus three months, I think that leaves you lead you more to the physician perspective and trying to understand more the management of potentially -- and we know in the FAME trial it was about 38% of patients that might have some elevated intraocular pressure. So the 3 years is appealing to the doctor with sort of the understanding or the assurance that the IOP, if it were to happen, could be manageable. But then again our label sort of addresses that because obviously our label states that a patient would have had a prior course of corticosteroids and not exhibited a significant rise in intraocular pressure.

So I think the debate around the 3 months is not so much about the efficacy because I think it's a very winnable message to deliver, that if I could deliver 3 years of efficacy versus 3 months that's kind of a no-brainer discussion. The question is as a drug that's 3 months likely to give the doctor perhaps a diagnostic, if I could, on whether that patients would have and IOP response before I put in ILUVIEN.

So I think it depends on which side of the fence you are looking at. Certainly from the patient side there's tremendous excitement about a 3-year implant, and we hear that. From the physician side, I think there's a cautious excitement about it as long as I know with an injection of a shorter-term steroid I can mitigate the potential for IOP arise and the management of IOP.

Frank Breeze - Laidlaw & Co. - Analyst

Great. Thanks. Makes sense. And just one more -- remember on the Analyst Day on March 25, docs had mentioned potentially using ILUVIEN with anti-VEGF. I was just wondering if that had happened. Or is there potential for that? Or if anti-VEGFs don't work, then you go for ILUVIEN?

Dan Myers - Alimera Sciences, Inc. - President and CEO

Well I think -- it's certainly kind of early, so I think the jury is out on that and I think there will be more case studies coming out. I know you are referencing a case study that was presented at that Analyst Day from one of our doctors. I did not see specifically at ARVO any other case studies in that regard, but I do think you are going to see more and more doctors report on that. And I think it's just time will tell. We don't have any data on that at the time, but I think it will be interesting to see if we will see case studies in the future about the effect of concomitant therapy between anti-VEGF and ILUVIEN. But it's still early for that.

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MAY 07, 2015 / 08:30PM GMT, ALIM - Q1 2015 Alimera Sciences Inc Earnings Call

Frank Breeze - Laidlaw & Co. - Analyst

Great. Thank you very much.

Operator

(Operator Instructions)

I'm showing no one in the queue at this time. I would like to hand the conference back over to Mr. Dan Myers.

Dan Myers - Alimera Sciences, Inc. - President and CEO

Thank you. While my comments have focused on the critical aspect of reimbursement, we remain optimistic as this hurdle is simply a function of time. More importantly, our case studies from Europe and the initial impressions for US physicians give us confidence that there is a significant patient population that will benefit from long-term therapy such as the ILUVIEN. I look forward to addressing these issues with you and giving you an update at our next quarterly update, and I thank you again for joining the call today.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This concludes our program. You may all disconnect.

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